As Filed with the Securities and Exchange Commission on April 12, 1995
Registration No.   33-89718


                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                      ______________________________

                              AMENDMENT NO.2
                                    TO
                                 FORM S-3
                     REGISTRATION STATEMENT UNDER THE
                          SECURITIES ACT OF 1933
                      ______________________________

                      FREDERICK'S OF HOLLYWOOD, INC.
          (Exact name of Registrant as specified in its charter)
                      ______________________________

          DELAWARE                                        95-2666265
(State or other Jurisdiction of        (I.R.S. Employer Identification Number)
 incorporation or organization)

                         6608 Hollywood Boulevard
                      Los Angeles, California 90028
                              (213) 466-5151
(Address, including Zip Code, and telephone number, including area code, of Registrant's principal executive office)

                             John B. Hatfield
                         Executive Vice President
                      Frederick's of Hollywood, Inc.
                         6608 Hollywood Boulevard
                      Los Angeles, California 90028
(Name, address, including Zip Code, and telephone number, including area c ode, of Registrant's Agent of Service of Process)

                       COPIES OF COMMUNICATIONS TO:
                           Morton R. Field Esq.
                    1880 Century Park East, 5th Floor
                      Los Angeles, California 90067
                              (310) 553-5050



      Approximate date of commencement of proposed sale to the public:   As
soon   as  practicable  after  the  effective  date  of  this  Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: o

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: x

               SUBJECT TO COMPLETION, DATED APRIL 12, 1995


              PROSPECTUS


                          FREDERICK'S OF HOLLYWOOD, INC.
                     500,000 Shares of Class B Capital Stock
                                ($1.00 Par Value)






              The shares of non-voting Capital Stock ("Class B Stock") of Frederick's of Hollywood, Inc. (the "Company") covered by this Prospectus are outstanding shares which are being offered and sold for the account of the Selling Shareholders set forth under "Selling Shareholders." The Company will receive no part of the
              proceeds  from  the  sale of the  Class  B  Stock.   The
              Selling Shareholders will pay all expenses of the offering as well as all applicable stock transfer taxes and underwriting and brokerage commissions.

              The Class B Stock registered hereby may be offered for sale from time to time on the New York Stock Exchange ("NYSE") and in the over-the-counter market or otherwise at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. All expenses incurred in connection with the registration of Class B Stock held by the Selling Shareholders, estimated at $13,341.00 will be borne by the Selling Shareholders.

              The Class B Stock offered hereby are listed on the NYSE. On April 6, 1995, the composite closing price per share of Class B Stock of the Company was $5.00 per share (which composite includes trades on the NYSE and other transactions reported by the National Association of Securities Dealers).

              The  principal  executive offices  of  the  Company  are
              located   at  6608  Hollywood  Boulevard,  Los  Angeles,
              California 90028 (telephone 213-466-5151).





          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                                    BY
            THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                                COMMISSION
               PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                             PROSPECTUS.  ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                              April __, 1995

                        TABLE OF CONTENTS


                                                             Page


AVAILABLE INFORMATION                                           2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                 2

THE COMPANY                                                     3

SELLING SHAREHOLDERS                                            3

USE OF PROCEEDS                                                 4

PLAN OF DISTRIBUTION                                            4

LEGAL MATTERS                                                   4

EXPERTS                                                         4

DISCLOSURE OF COMMISSION POSITION  ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                  5


                     AVAILABLE INFORMATION


      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Company's Class B Stock is listed.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities covered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents filed with the Commission by the Company (File No. 1-8252) pursuant to the Exchange Act are incorporated by reference in this Registration Statement:

      1. The Company's Annual Report on Form 10-K for the year ended September 3, 1994 (the Company's 10-K) filed on November
22, 1994;

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended December 3, 1994 filed on January 13, 1995;

      3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 4, 1995 filed on April 11, 1995;

     4.   The Company's Proxy Statement for the Annual Meeting of
Shareholders held on February 2, 1995 filed on December 15, 1994;
and

      5. The description of the Company's Class B Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 23, 1993, Registration No.
1-8252.

      All documents and reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities  offered  have  been sold  or  which  deregisters  all
securities   then  remaining  unsold  shall  be  deemed   to   be
incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person to whom this Prospectus is delivered, on written or oral request, without charge, directed to Frederick's of Hollywood, Inc., 6608 Hollywood Boulevard, Los Angeles, California 90028 (telephone number (213) 466-5151), attention: John B. Hatfield.

      No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                          THE COMPANY

       Frederick's of Hollywood, Inc. (the "Company") is a specialty retailer of women's apparel merchandise through mail order catalogs and through its retail stores located in 39 states. The Company, a Delaware corporation, has its executive offices at 6608 Hollywood Boulevard, Los Angeles, California 90028 and its telephone number is (213) 466-5151.


                      SELLING SHAREHOLDERS


      The 500,000 Class B Stock of the Company described in this Prospectus are owned by the Frederick N. Mellinger Trust ("F.N. Trust"), and the Harriett R. Mellinger Trust ("H.M. Trust"). The shares of Class B Stock proposed to be sold hereunder were acquired by the F.N. Trust and the H.M. Trust upon the death of Frederick N. Mellinger and Harriett R. Mellinger, founders of the Company. The shares were initially acquired by the founders in 1962 when the Company was incorporated. The F.N. Trust and the H.M. Trust are the Controlling Shareholders of the Company by virtue of their beneficial ownership of an aggregate of 41.3 percent of the outstanding voting Class A Capital Stock of the Company.

                                                             Number of
                                                             Shares of
                                                             Class B
                                  Holdings Immediately       Stock
Name and Address                  Prior to this Offering     Being Sold  Holdings After Offering
                                                                                                       % of Class
                                Class A Stock  Class B Stock             Class A Stock  Class B Stock  B Stock

Frederick N. Mellinger Trust      820,193        1,610,886    250,000      820,193        1,360,886      23.05

Harriet M. Mellinger Trust        463,066        1,610,918    250,000      463,066        1,360,918      23.05


                        USE OF PROCEEDS


      The Company will receive none of the proceeds from the sale of shares being offered by the Selling Shareholders.


                      PLAN OF DISTRIBUTION


      The shares of Class B Stock offered by the Selling Shareholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices and without payment of any underwriting discounts or commissions except for usual and customary selling commission paid to brokers or dealers.

      Under the Exchange Act and the regulations thereto, any person engaged in a distribution of the shares of Class B Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Class B Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchase and sale of Class B Stock by the Selling Shareholders.

      The Selling Shareholders have advised the Company that they intend, from time to time, to sell their shares of Class B Stock on an appropriate securities exchange at prices then prevailing or in private sales at negotiated prices. Sales made upon a securities exchange will be made in regular brokerage transactions and applicable brokerage commissions will be paid. In making any such sales, each such security holder or dealer may be deemed to be an underwriter within the meaning of the Securities Act.

     The Class B Stock is listed and traded on the New York Stock
Exchange. On April 6, 1995, the composite's last sales price of the Class B Stock on the New York Stock Exchange was $5.00 per share.


                         LEGAL MATTERS


      Certain legal matters in connection with the Class B Stock being registered hereby are being passed upon for the Company by Spensley Horn Jubas & Lubitz, Los Angeles, California. Morton R. Field, a director of the Company, is a partner of Spensley Horn Jubas & Lubitz and beneficially owns 1,092 shares of Class B Stock and 546 shares of Class A Capital Stock.


                            EXPERTS


     The consolidated financial statements and related supporting schedules included in the Annual Report on Form 10-K have been incorporated by reference herein and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.







              DISCLOSURE OF COMMISSION POSITION ON

         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


      The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Company's By-Laws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

      Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Delaware Law does not permit a corporation to eliminate a director's duty of care, and the indemnification provisions contained in the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions and agreements, the Company has been informed that, in the opinion of the staff of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any material or threatened litigation or proceeding that may result in a claim for such indemnification.

                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

      The expenses to be paid by the Selling Shareholders in connection with the issuance and distribution of the Class B
Stock being registered, other than underwriting discounts and commissions are:

  Filing Fee for Registration Statement   $    840.00
          Legal Fees and Expenses            5,000.00
          Accounting Fees and Expenses       3,000.00
          Printing Fees                      5,000.00
          Miscellaneous                      1,500.00
               Total                    $   15,340.00


Item 15.  Indemnification of Directors and Officers

       Section 145 of the Delaware General Corporation Law provides, in pertinent part, that a corporation may indemnify a director or officer made a party to any action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was an officer or director of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action against such officer or director if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that a corporation may indemnify a director or officer in connection with a suit by or in the right of the corporation by reason of the fact that he was or is a director or officer of the corporation, against expenses incurred in connection with his defense if such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall be adjudged liable to the corporation, unless, and only to the extent that, the court determines that despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

       The Company's Certificate of Incorporation generally provides that a director is not personally liable for monetary damages to the Company or its shareholders for breach of the fiduciary duty as a director. This provision does not eliminate the director's duty of care or eliminate a shareholder's right to seek equitable remedies such as an injunction or other forms of non-monetary relief. Each director will continue to be subject to liability for (i) breach of the duty of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) improper declarations of dividends; and (iv) transactions from which the director derived an improper personal benefit.

     Article V of the Company's By-Laws provides that the Company shall indemnify each of its directors and officers, whether or not then in office (and his executor, administrator and heirs), against all reasonable expenses actually and necessarily incurred by him in connection with the defense of any litigation to which he may have been made a party because he is or was a director or officer of the Company. He shall have no right to reimbursement, however, in relation to matters to which he has been adjudged liable to the Company for gross negligence or culpable misconduct in the performance of his duties. The right to indemnify all expenses shall also apply to the expenses of suits which are compromised if the court having jurisdiction of the matter shall approve such settlement. The foregoing right of indemnification shall be in addition to all other rights to which such director or officer may be entitled, under Section 145 of the Delaware General Corporation Law.

      Section 317 of the California Corporations Code allows a corporation to advance expenses incurred by an officer or director in defending any proceeding prior to the final disposition of such proceeding upon receipt of an undertaking to repay such amount, unless such person is ultimately entitled to indemnification. In non-derivative actions, an officer or director is entitled to reimbursement for expenses, fines, judgments and settlements if such individual has acted in good faith and in a manner he believed to be in the best interests of the corporation and, in the case of criminal proceedings, he had no reasonable cause to believe the conduct was unlawful. With regard to derivative actions (a suit brought on behalf of the Registrant), such person is entitled to reimbursements for expenses if the officer or director acted in good faith, in a manner the officer or director believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary and prudent person in like position would use in similar circumstances; provided, however, that no indemnification shall be made (1) if the officer or director is found liable to the corporation, except as may be determined by the court in which the action is pending; (2) for the amounts paid in settling an action or (3) for amounts paid in defending such action which is terminated without court approval.

      If indemnification is authorized by Section 317, but not required, then it shall be determined by (i) a majority vote of the disinterested members of the directors, (ii) a majority vote of the disinterested shareholders or (iii) the court in which the action is pending. If the officer or director is successful in the defense of an action, Section 317 provides that such individual shall be entitled to indemnification. Finally,
Section 317 authorizes a corporation to maintain officers' and directors' liability insurance.

      The Company and its directors and officers are covered by liability insurance. In addition, the directors and officers of the Company are covered by individual indemnification agreements with the Company.


Item 16.  Exhibits

   *  5    Legal opinion of Spensley Horn Jubas  &  Lubitz.

     23.1  Consent of KPMG Peat Marwick LLP.

   * 23.2  Consent of Spensley Horn Jubas & Lubitz (included in Exhibit 5).

   * 24 Power of Attorney as set forth on the signature pages II-4 and II-5.

___________________________________
* Previously filed

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

           (i)   To  include any prospectus required  by  section
     10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospects any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2)   That,  for the purpose of determining  any  liability
under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)    To   remove  from  registration  by  means   of   a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on February 23, 1995.

                         FREDERICK'S OF HOLLYWOOD, INC.



                         By:  /s/ George W. Townson
                             George W. Townson,
                             Chairman of the Board, President
                             and Chief Executive Officer



                       POWER OF ATTORNEY


      Each person whose signature appears below constitutes and appoints George W. Townson and Morton R. Field, and each of them, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign, file or deliver any amendment, including any post-effective amendment, or papers supplemental to this registration statement, together with all exhibits thereto and any and all instruments in connection therewith, as fully to all intents and purposes as he might do in person, and hereby ratifies and confirms all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 23, 1995 by the following persons in the capacities indicated.

           Signatures                        Title


                                     Chairman   of   the   Board,
                                     President
/s/  George  W.  Townson             Chief  Executive Officer and Director
 George  W.  Townson                (Principal  Executive Officer)



/s/  John  B.  Hatfield              Executive  Vice President,
                                     Secretary and Treasurer
 John B. Hatfield                   (Principal Financial and Accounting Officer)



/s/ Hugh V. Hunter                   Director
 Hugh V. Hunter



                                     Director
 William J. Barrett



/s/ Sylvan Lefcoe                    Director
 Sylvan Lefcoe



/s/ Morton R. Field                  Director
 Morton R. Field



/s/ Richard O. Starbird               Director
 Richard O. Starbird



/s/ Merle A. Johnston                 Director
 Merle A. Johnston

                         EXHIBIT INDEX


Exhibit No.         Description                                       Page


 23.1      Consent of KPMG Peat Marwick LLP.